Exhibit 4.1

(CLEVELAND-CLIFFS INC LETTERHEAD)

November 15, 2001

First Chicago Trust Company of New York
Mail Suite 4694
P. O. Box 2536
Jersey City, NJ 07303-2536

Attention:	Mr. Fred Meyers Senior Account Representative

Re:   Amendment No. 1 to Rights Agreement

     Pursuant to Section 26 of the Rights Agreement (the “Rights Agreement”), dated as of September 19, 1997, between Cleveland-Cliffs Inc (the “Company”), and First Chicago Trust Company of New York, as Rights Agent, the Company, by resolution adopted by its Directors, hereby amends the Rights Agreement as follows:

1.	Section 21 of the Rights Agreement is hereby amended and restated in its entirety as follows:

Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice in writing mailed to the Company and to each transfer agent of the Common Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent, upon 30 days’ notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit such holder’s Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court shall be a corporation or other legal entity organized and doing business under the laws of the United States, in good standing, which is authorized under such laws to exercise corporate trust powers or stock transfer powers and is subject to supervision or examination by federal or state authority and which has individually or combined with an affiliate at the time of its appointment as Rights Agent a combined capital and surplus of at least $100 million dollars and which shall otherwise meet any requirements imposed by the New York Stock Exchange on transfer agents and registrars. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

               2.   The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 1 to the Rights Agreement, but shall remain in full force and effect.

               3.     Capitalized terms used without other definition in this Amendment No. 1 to the Rights Agreement shall be used as defined in the Rights Agreement.

               4.     This Amendment No. 1 to the Rights Agreement shall be deemed to be a contract made under the internal substantive laws of the State of Ohio and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.

               5.     This Amendment No. 1 to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

               6.     This Amendment No. 1 to the Rights Agreement shall be effective as of November 15, 2001 and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

               7.     Exhibits A and B to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment No. 1 to the Rights Agreement.

Very truly yours,

CLEVELAND-CLIFFS INC

By:	/s/ C. B. Bezik Name: C. B. Bezik Title: Senior Vice President-Finance

Accepted and agreed to as of the
effective time specified above:

First Chicago Trust Company of New York

By:	/s/ Thomas Grayman Name: Thomas Grayman Title: Senior Managing Director